Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	Sharon L. McCollam Executive Vice President, CFO (415) 616-8775

Stephen C. Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports First Quarter 2006 Earnings Results

First Quarter Net Revenues Increase 10.2% to $794.3 Million

GAAP EPS Decreases 9.1% to $0.20 Including $0.06 Per Diluted Share Impact from New Accounting Pronouncements and Hold Everything Charge; Excluding This Impact, Non-GAAP EPS Increases 18.2% to $0.26

San Francisco, CA, May 24, 2006 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the first quarter ended April 30, 2006, including and excluding the diluted earnings per share impact from the prospective implementation of two new accounting pronouncements (FAS 123R, Accounting for Share Based Payments and FSP FAS 13-1, Accounting for Rental Costs Incurred During a Construction Period) and the accounting charge associated with the previously announced Hold Everything (“HE”) consolidation. The impact of these charges totaling $0.06 per diluted share is detailed in the table below and discussed in Notes 1, 2, and 3 of Exhibit 1 of this release.

Net revenues for the first quarter of fiscal year 2006 increased 10.2% to $794.3 million versus $720.7 million in the first quarter of fiscal year 2005.

Diluted earnings per share for the first quarter of fiscal year 2006, including the $0.06 per diluted share impact of the two new accounting pronouncements and the Hold Everything charge, decreased 9.1% to $0.20 per diluted share versus $0.22 per diluted share in the first quarter of fiscal year 2005. Excluding this impact, diluted earnings per share for the first quarter of fiscal year 2006 increased 18.2% to $0.26 per diluted share versus $0.22 per diluted share in the first quarter of fiscal year 2005.

Reconciliation of 2006 GAAP and Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1, 2, and 3)

	Q1 2006 Actual	Q1 2005 Actual
Diluted EPS per GAAP *	$0.20	$0.22
Impact of HE Charge (Note 3)	$0.017	—
Diluted EPS Excluding the HE Charge *	$0.21	$0.22
Impact of FAS 123R (Note 1)	$0.042	—
Impact of FSP FAS 13-1 (Note 2)	$0.003	—
Subtotal of Accounting Impacts	$0.045	—
Diluted EPS Excluding the HE Charge and Accounting Impacts *	$0.26	$0.22

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive quarter of strong financial results. During the quarter, we expanded our retail presence in the West Elm and Williams-Sonoma Home brands and continued to make significant progress on our 2006 supply chain initiatives, including the refinement of our daily store replenishment program and the in-sourcing of our east coast furniture hub operations. Also during the quarter, we saw significantly better-than-expected time to delivery in our direct-to-customer channel and an earlier than expected sell-through on our remaining Hold Everything inventory, which resulted in a shift of approximately $8.0 million in revenue and $0.02 in diluted earnings per share from the second quarter to the first quarter. Accordingly, we are reducing our second quarter guidance to reflect the financial impact of the shift.”

Howard Lester, Chairman, commented, “We were extremely pleased with our performance in the first quarter, however, we did, like other retailers, see a greater level of volatility in consumer demand beginning in mid-April. As we enter the second quarter, we are doing so with a more cautious outlook, but are optimistic that the strength of our brands, the power of our multi-channel strategy, and the competitive advantages we have created with our supply chain network will allow us to drive our business, despite a potentially softer macro-economic environment.”

❑	FIRST QUARTER 2006 — RESULTS FOR THE 13 WEEKS ENDED APRIL 30, 2006

Net earnings for the first quarter of fiscal year 2006, including the pre-tax impact of $11.6 million ($7.2 million after tax) or $0.06 per diluted share as discussed in Exhibit 1, decreased 11.7% to $23.1 million or $0.20 per diluted share versus $26.2 million or $0.22 per diluted share in the first quarter of fiscal year 2005. Excluding this impact, net earnings for the first quarter of fiscal year 2006 would have increased 15.7% to $30.3 million or $0.26 per diluted share versus $26.2 million or $0.22 per diluted share in the first quarter of fiscal year 2005.

Net revenues for the first quarter of fiscal year 2006 increased 10.2% to $794.3 million versus $720.7 million in the first quarter of fiscal year 2005. Excluding Hold Everything, net revenues for the first quarter of fiscal year 2006 increased 10.1%.

Retail net revenues in the first quarter of fiscal year 2006 increased 9.2% to $433.9 million versus $397.2 million in the first quarter of fiscal year 2005. Excluding Hold Everything, retail net revenues for the first quarter of fiscal year 2006 increased 9.1%. This increase was primarily driven by a year-over-year increase in retail leased square footage of 8.7%, including 17 net new stores, and a comparable store sales increase of 1.3%. Net revenues generated in the Pottery Barn, West Elm, Pottery Barn Kids, Williams-Sonoma and Williams-Sonoma Home brands were the primary contributors to the year-over-year revenue increase. First quarter year-over-year comparable store sales by retail concept are shown in the table below.

First Quarter Comparable Store Sales* by Retail Concept

Retail Concept	13-Weeks Ended
	4/30/06	5/1/05
Williams-Sonoma	1.8%	<0.5%>
Pottery Barn	1.1%	6.1%
Pottery Barn Kids	3.3%	10.0%
Outlets	<4.0%>	19.5%
Hold Everything **	—	<16.8%>
Total	1.3%	5.0%

*

Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In fiscal year 2006, the Company expects to exclude West Elm and Williams-Sonoma Home.

**	Hold Everything stores are excluded from the 2006 comparable store sales calculation due to their inventory liquidation activity prior to store closings during the first quarter.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the first quarter of fiscal year 2006 increased 11.4% to $360.4 million versus $323.5 million in the first quarter of fiscal year 2005. This increase was primarily driven by net revenues generated in the Pottery Barn, Pottery Barn Kids, West Elm and Williams-Sonoma brands. All brands in the direct-to-customer channel delivered positive growth during the quarter, with the exception of the Williams-Sonoma Home brand. Excluding Hold Everything, direct-to-customer net revenues for the first quarter of fiscal year 2006 increased 11.3%. Internet revenues in the first quarter of fiscal year 2006 increased 31.0% to $201.0 million versus $153.5 million in the first quarter of fiscal year 2005. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the first quarter of fiscal year 2006 was 38.5%. Excluding the $2.2 million or approximately 20 basis point impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, gross margin expressed as a percentage of net revenues in the first quarter of 2006 was 38.7% versus 39.5% in the first quarter of 2005. This 80 basis point decrease was primarily driven by 2005 infrastructure investments that were not fully implemented until the second half of 2005 – including retail occupancy costs in our emerging brand stores and the incremental costs associated with daily store replenishment and increased distribution capacity – the negative impact of increased markdowns in the Hold Everything brand, and higher energy costs.

Selling, general and administrative expenses in the first quarter of fiscal year 2006 were $270.7 million or 34.1% of net revenues. Excluding the $9.4 million or approximately 120 basis point impact of the implementation of FAS 123R and the Hold Everything charge, selling, general and administrative expenses in the first quarter of fiscal year 2006 were $261.3 million or 32.9% of net revenues versus $241.2 million or 33.5% of net revenues in the first quarter of fiscal year 2005. This 60 basis point decrease was primarily driven by decreases in advertising and employee-related costs as a percentage of net revenues. The advertising rate decrease was primarily driven by a year-over-year reduction in catalog advertising costs in the Hold Everything brand and a greater percentage of total company net revenues in the first quarter of 2006 being generated in the e-commerce channel, which incurs advertising expenses at a lower rate than the company average.

❑	SECOND QUARTER 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $842.0 million to $856.0 million, versus previous guidance in the range of $858.0 million to $872.0 million. This represents a projected increase in net revenues in the range of 8.5% to 10.3% versus $776.2 million in the second quarter of fiscal year 2005. Excluding Hold Everything, net revenues in the second quarter of fiscal year 2006 are projected to increase in the range of 10.3% to 12.1%.

❑	Retail net revenues are projected to be in the range of $466.0 million to $474.0 million, versus previous guidance in the range of $473.0 million to $481.0 million. This represents a projected increase in retail net revenues in the range of 7.3% to 9.2% versus $434.1 million in the second quarter of fiscal year 2005. Excluding Hold Everything, retail net revenues in the second quarter of fiscal year 2006 are projected to increase in the range of 8.4% to 10.3%.

❑	Comparable store sales growth is projected to be in the range of 1.5% to 3.5%, versus previous guidance in the range of 3.0% to 5.0%. This compares to comparable store sales growth in the second quarter of fiscal year 2005 of 3.7%. Comparable stores exclude new retail concepts until such time as the Company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the Company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as its remaining eight stores were closed during the first quarter of 2006.

❑	Retail leased square footage is projected to increase approximately 7.0%, versus previous guidance in the range of 6.0% to 7.0%. Selling square footage is projected to increase approximately 6.0%, versus previous guidance in the range of 6.0% to 7.0%. This compares to retail leased and selling square footage growth in the second quarter of fiscal year 2005 of 11.8% and 10.8%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $376.0 million to $382.0 million, versus previous guidance in the range of $385.0 million to $391.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 9.9% to 11.7% versus $342.1 million in the second quarter of fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in the second quarter of fiscal year 2006 are projected to increase in the range of 12.8% to 14.6%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, including the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 37.8% to 38.0%, versus previous guidance in the range of 38.2% to 38.4%. Gross margin as a percentage of net revenues in the second quarter of fiscal year 2005 was 38.0%. This represents a projected decrease in the gross margin rate of 20 basis points at the low end of the range and no change in the gross margin rate at the high end of the range.

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 38.2% to 38.4%, versus previous guidance in the range of 38.5% to 38.7%. Gross margin as a percentage of net revenues in the second quarter of fiscal year 2005 was 38.0%. This represents a projected increase in the gross margin rate on a comparable year-over-year basis in the range of 20 to 40 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, including the impact of FAS 123R and the Hold Everything charge, are expected to be in the range of 33.2% to 33.4%, versus previous guidance in the range of 32.9% to 33.1%. Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2005 were 31.6%. This represents a projected increase in the SG&A expense rate of 160 to 180 basis points.

❑

Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the impact of FAS 123R and the Hold Everything charge, are expected to be in the range of 32.1% to 32.3%, versus previous guidance in the range of 31.8% to 32.0%. Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2005 were 31.6%. This represents a projected increase in the SG&A expense rate on a comparable year-over-year basis in the range of 50 to 70 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense—Net in the second quarter of fiscal year 2006 is projected to be interest income in the range of $1.7 million to $1.9 million, versus previous guidance in the range of $0.6 million to $0.8 million. This compares to interest income in the second quarter of fiscal year 2005 of $0.4 million.

•	Income Taxes

❑	The income tax rate in the second quarter of fiscal year 2006 is projected to be in the range of 38.6% to 38.8%, unchanged from previous guidance. This compares to an income tax rate in the second quarter of fiscal year 2005 of 37.9%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in the second quarter of fiscal year 2006, including the impact of the two new accounting pronouncements and the Hold Everything charge, are expected to be in the range of $0.20 to $0.22, versus previous guidance in the range of $0.22 to $0.24. Diluted earnings per share in the second quarter of fiscal year 2005 were $0.26.

❑	Diluted earnings per share in the second quarter of fiscal year 2006, excluding the impact of the two new accounting pronouncements and the Hold Everything charge, are expected to be in the range of $0.27 to $0.29, versus previous guidance in the range of $0.29 to $0.31. Diluted earnings per share in the second quarter of fiscal year 2005 were $0.26. This represents, on a comparable basis, a projected increase in diluted earnings per share of 3.8% to 11.5%. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of these charges. This reconciliation is being provided to facilitate a meaningful evaluation of the Company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the second quarter of fiscal year 2006 are projected to be in the range of $560.0 million to $575.0 million, versus previous guidance in the range of $575.0 million to $590.0 million. Merchandise inventories at the end of the second quarter of fiscal year 2005 were $521.5 million. This represents a projected increase in merchandise inventories in the range of 7.4% to 10.3%.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the second quarter of fiscal year 2006 is projected to be in the range of $33.0 million to $34.0 million, versus previous guidance of approximately $33.0 million. This compares to depreciation and amortization expense of $30.6 million in the second quarter of fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the second quarter of fiscal year 2006 is projected to be approximately $7.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $6.0 million in the second quarter of fiscal year 2005.

❑	FISCAL YEAR 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.871 billion to $3.928 billion, versus previous guidance in the range of $3.897 billion to $3.968 billion. This represents a projected increase in net revenues in the range of 9.4% to 11.0% versus $3.539 billion in fiscal year 2005. Excluding Hold Everything, net revenues in fiscal year 2006 are projected to increase in the range of 10.9% to 12.5%.

❑	Retail net revenues are projected to be in the range of $2.210 billion to $2.240 billion, versus previous guidance in the range of $2.223 billion to $2.261 billion. This represents a projected increase in retail net revenues in the range of 8.7% to 10.2% versus $2.033 billion in fiscal year 2005. Excluding Hold Everything, retail net revenues in fiscal year 2006 are projected to increase in the range of 9.5% to 11.0%.

❑	Comparable store sales growth is projected to be in the range of 2.0% to 4.0%, versus previous guidance in the range of 3.0% to 5.0%. This compares to comparable store sales growth in fiscal year 2005 of 4.9%. Comparable stores exclude new retail concepts until such time as the Company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the Company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as its remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase in the range of 8.5% to 9.0%, versus previous guidance in the range of 7.5% to 8.5%. Selling square footage is projected to increase in the range of 7.5% to 8.0%, versus previous guidance in the range of 7.0% to 8.0%. This compares to retail leased and selling square footage growth in fiscal year 2005 of 8.6% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2005 Actual	Q1 2006 Actual			Q2 2006 Guidance			Q3 and Q4 2006 Guidance			FY 2006 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	4	<5>	253	5	<3>	255	10	<10>	255	19	<18>*
Pottery Barn	188	2	0	190	4	<4>	190	10	<4>	196	16	<8>*
Pottery Barn Bed+Bath	0	0	0	0	0	0	0	3	0	3	3	0
Pottery Barn Kids	89	2	0	91	0	0	91	2	<1>	92	4	<1> *
West Elm	12	2	0	14	0	0	14	8	0	22	10	0
Williams-Sonoma Home	3	2	0	5	0	0	5	2	0	7	4	0
Hold Everything	8	0	<8>	0	0	0	0	0	0	0	0	<8>
Outlets	16	0	0	16	1	<1>	16	0	0	16	1	<1>*
Total	570	12	<13>	569	10	<8>	571	35	<15>	591	57	<36>

*

Fiscal year 2006 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 16 stores, 8 stores and 1 store, respectively, for temporary closures due to remodeling. Fiscal year 2006 total store opening numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 1 store, 1 store and 1 store, respectively, in the

New Orleans area that reopened during the first quarter and 1 Pottery Barn store scheduled to reopen in the second quarter after having been temporarily closed in August 2005 due to Hurricane Katrina. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, stores to be remodeled are removed from the comparable store base upon temporary closure if the gross square footage is to change by more than 20% or if the store is to be closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.661 billion to $1.688 billion, versus previous guidance in the range of $1.674 billion to $1.707 billion. This represents a projected increase in direct-to-customer net revenues in the range of 10.3% to 12.1% versus $1.506 billion in fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in fiscal year 2006 are projected to increase in the range of 12.8% to 14.6%.

❑	Catalog circulation is projected to increase in the range of 0.5% to 1.5% with pages circulated projected to increase in the range of 6.0% to 7.0%. Previous guidance for catalog and page circulation was in the range of 1.0% to 2.0% and 6.5% to 7.5%, respectively. This compares to an approximate 4.6% increase in catalog circulation and a 9.7% increase in pages circulated in fiscal year 2005. Excluding the circulation for the Hold Everything catalog in fiscal years 2005 and 2006, catalog and page circulation in fiscal year 2006 is expected to increase in the range of 4.5% to 5.5% and 8.5% to 9.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2006 Actual	Q2 2006 Guidance	Q3 2006 Guidance	Q4 2006 Guidance	FY 2006 Guidance
Net Retail Revenue	$434	$466 - $474	$489 - $497	$821 - $835	$2,210 - $2,240
Net Direct-to-Customer Revenue	$360	$376 - $382	$422 - $430	$503 - $516	$1,661 - $1,688
Total Net Revenue	$794	$842 - $856	$911 - $927	$1,324 - $1,351	$3,871 - $3,928
Comparable Store Sales	1.3%	1.5% - 3.5%	2.5% - 4.5%	3.0% - 5.0%	2.0% - 4.0%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2006, including the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 40.6% to 40.8%, versus pervious guidance in the range of 40.7% to 40.9%. Gross margin as a percentage of net revenues in fiscal year 2005 was 40.6%, including the fiscal year 2005 impact of the Hold Everything charge. This represents no change in the gross margin rate at the low end of the range and a projected increase of 20 basis points at the high end of the range.

❑	Gross margin as a percentage of net revenues in fiscal year 2006, excluding the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 40.8% to 41.0%, versus previous guidance in the range of 40.9% to 41.1%. Gross margin as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything charge, was 40.7%. This represents a projected increase in the gross margin rate on a comparable year-over-year basis in the range of 10 to 30 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the impact of the implementation of FAS 123R and the Hold Everything charge, are expected to be in the range of 31.2% to 31.4%, versus previous guidance in the range of 31.4% to 31.6%. Selling, general and administrative expenses in fiscal year 2005 were 30.8%, including the fiscal year 2005 impact of the Hold Everything charge. This represents a projected increase in the SG&A expense rate of 40 to 60 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the impact of the implementation of FAS 123R and the Hold Everything charge, are expected to be in the range of 30.3% to 30.5%, versus previous guidance in the range of 30.4% to 30.6%. Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything charge, were 30.6%. This represents a projected decrease in the SG&A expense rate on a comparable year-over-year basis of 10 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2006 is projected to be interest income in the range of $8.5 million to $9.5 million, versus previous guidance in the range of $7.0 million to $8.0 million. This compares to interest income in fiscal year 2005 of $3.7 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2006 is projected to be in the range of 38.6% to 38.8%, unchanged from previous guidance. This compares to an income tax rate in fiscal year 2005 of 38.4%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2006, including the impact of the two new accounting pronouncements and the Hold Everything charge, are expected to be in the range of $1.91 to $1.95, versus previous guidance in the range of $1.90 to $1.94. This represents a projected increase in diluted earnings per share of 5.5% to 7.7%. Diluted earnings per share in fiscal year 2005 were $1.81.

❑	Diluted earnings per share in fiscal year 2006, excluding the impact of the two new accounting pronouncements and the Hold Everything charge, are expected to be in the range of $2.15 to $2.19 – an increase of 14.4% to 16.5% on a comparable basis versus fiscal year 2005 – and unchanged from previous guidance. Diluted earnings per share in fiscal year 2005, excluding the $0.07 per diluted share Hold Everything charge, were $1.88. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of these charges. This reconciliation is being provided to facilitate a meaningful evaluation of the Company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2006 are projected to be in the range of $565.0 million to $580.0 million, versus previous guidance in the range of $570.0 million to $585.0 million. Merchandise inventories at the end of fiscal year 2005 were $520.3 million. This represents a projected increase in merchandise inventories in the range of 8.6% to 11.5%.

•	Capital Spending

❑	Fiscal year 2006 capital spending is projected to be in the range of $190.0 million to $210.0 million, versus previous guidance in the range of $170.0 million to $190.0 million. This compares to capital spending of $151.8 million in fiscal year 2005.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2006 is projected to be in the range of $135.0 million to $137.0 million, versus previous guidance in the range of $133.0 million to $135.0 million. This compares to depreciation and amortization expense of $123.2 million in fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2006 is projected to be in the range of $28.0 million to $29.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $24.9 million in fiscal year 2005.

❑	STOCK REPURCHASE PROGRAM

In May 2005, our Board of Directors authorized a stock repurchase program to acquire up to 2,000,000 additional shares of our outstanding common stock. During the first quarter of fiscal year 2006, we repurchased and retired 20,000 shares at a weighted average cost of $38.84 per share and a total cost of approximately $777,000, which completed all stock repurchases under this program.

In March 2006, our Board of Directors authorized a stock repurchase program to acquire up to an additional 2,000,000 shares of our outstanding common stock. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements, capital availability, and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice. No shares were repurchased under this program during the first quarter of fiscal year 2006.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, May 24, 2006, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share due to excluding the impact of the implementation of FAS 123R and FSP FAS 13-1 in fiscal year 2006 and the impact of the Hold Everything consolidation charge in fiscal years 2005 and 2006. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons between historical operating results and our 2006 quarterly and fiscal year guidance. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the diluted earnings per share calculation in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the first quarter of 2006; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm, Williams-Sonoma Home, and Hold Everything – are marketed through 569 stores, eight mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	April 30, 2006	January 29, 2006	May 1, 2005
Assets
Current assets
Cash and cash equivalents	$250,494	$360,982	$115,668
Accounts receivable - net	58,927	51,020	46,744
Merchandise inventories - net	547,600	520,292	521,977
Prepaid catalog expenses	63,391	53,925	52,818
Prepaid expenses	32,093	31,847	39,451
Deferred income taxes	57,290	57,267	39,008
Other assets	6,168	7,831	8,514

Total current assets	1,015,963	1,083,164	824,180
Property and equipment - net	883,049	880,305	856,102
Other assets - net	19,999	18,151	21,961

Total assets	$1,919,011	$1,981,620	$1,702,243

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$185,036	$196,074	$164,859
Accrued salaries, benefits, and other	77,662	93,434	70,506
Customer deposits	179,070	172,775	153,673
Income taxes payable	10,990	83,589	18,913
Current portion of long-term debt	16,329	18,864	24,584
Other liabilities	22,058	25,656	18,229

Total current liabilities	491,145	590,392	450,764
Deferred rent and lease incentives	224,628	218,254	211,743
Long-term debt	14,393	14,490	17,474
Deferred income tax liabilities	15,650	18,455	21,062
Other long-term obligations	17,980	14,711	13,845

Total liabilities	763,796	856,302	714,888
Shareholders’ equity	1,155,215	1,125,318	987,355

Total liabilities and shareholders’ equity	$1,919,011	$1,981,620	$1,702,243

	Store Count					Average Leased Square Footage Per Store
Retail Concept	January 29, 2006	Openings	Closings	April 30, 2006	May 1, 2005	April 30, 2006	May 1, 2005
Williams-Sonoma	254	4	(5)	253	253	5,800	5,700
Pottery Barn	188	2	-	190	183	12,200	11,900
Pottery Barn Kids	89	2	-	91	87	7,800	7,800
Hold Everything	8	-	(8)	-	9	-	6,100
West Elm	12	2	-	14	5	16,100	15,000
Williams-Sonoma Home	3	2	-	5	-	14,700	-
Outlets	16	-	-	16	15	20,200	18,700

Total	570	12	(13)	569	552	9,000	8,500

	Total Store Square Footage
	January 29, 2006			April 30, 2006	May 1, 2005
Total store selling square footage	3,140,000			3,160,000	2,935,000
Total store leased square footage	5,035,000			5,111,000	4,700,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED APRIL 30, 2006 AND MAY 1, 2005

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FIRST QUARTER
	2006		2005
	(13 Weeks)		(13 Weeks)
	$	% Of Revenues	$	% Of Revenues
Retail revenues	$433,909	54.6%	$397,188	55.1%
Direct-to-customer revenues	360,377	45.4	323,500	44.9
Net revenues	794,286	100.0	720,688	100.0
Total cost of goods sold	488,865	61.5	435,766	60.5
Gross margin	305,421	38.5	284,922	39.5
Selling, general and administrative expenses	270,731	34.1	241,219	33.5
Earnings from operations	34,690	4.4	43,703	6.1
Interest (income) expense - net	(2,795)	0.3	(621)	0.1
Earnings before income taxes	37,485	4.7	44,324	6.1
Income taxes	14,386	1.8	18,151	2.5
Net earnings	$23,099	2.9%	$26,173	3.6%
Earnings per share:
Basic	$0.20		$0.23
Diluted	$0.20		$0.22
Shares used in calculation of earnings per share:
Basic	114,833		115,427
Diluted	117,749		118,109

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTEEN WEEKS ENDED APRIL 30, 2006 AND MAY 1, 2005

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2006	2005
	(13 Weeks)	(13 Weeks)
Cash flows from operating activities
Net earnings	$23,099	$26,173
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	32,953	30,150
Net loss on disposal of assets	1,987	371
Amortization of deferred lease incentives	(7,455)	(6,131)
Deferred income taxes	(2,796)	—
Tax benefit from exercise of stock-based compensation	1,171	5,316
Stock-based compensation expense	7,934	—
Changes in:
Accounts receivable	(7,866)	(3,751)
Merchandise inventories	(27,163)	(69,609)
Prepaid catalog expenses	(9,466)	702
Prepaid expenses and other assets	(472)	(2,992)
Accounts payable	(20,654)	(8,897)
Accrued salaries, benefits and other	(16,139)	(15,088)
Customer deposits	6,229	5,158
Deferred rent and lease incentives	13,669	5,205
Income taxes payable	(72,587)	(53,155)

Net cash used in operating activities	(77,556)	(86,548)

Cash flows from investing activities:
Purchases of property and equipment	(39,015)	(34,365)

Net cash used in investing activities	(39,015)	(34,365)

Cash flows from financing activities:
Repayment of long-term obligations	(2,632)	(531)
Proceeds from exercise of stock-based compensation	6,205	10,462
Excess tax benefit from exercise of stock-based compensation	1,988	—
Repurchase of common stock	(777)	(12,387)
Credit facility costs	—	(585)

Net cash provided by (used in) financing activities	4,784	(3,041)

Effect of exchange rates on cash and cash equivalents	1,299	412
Net decrease in cash and cash equivalents	(110,488)	(123,542)
Cash and cash equivalents at beginning of period	360,982	239,210

Cash and cash equivalents at end of period	$250,494	$115,668

Exhibit 1

Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2006 Actual	Q2 2006 Guidance*	Q3 2006 Guidance*	Q4 2006 Guidance*	FY 2006 Guidance*
2006 Diluted EPS Per GAAP	$0.20	$0.20 - $0.22	$0.32 - $0.34	$1.18 - $1.22	$1.91 - $1.95
Impact of Hold Everything Charge (Note 3)	$0.017	$0.010	$0.003	$0.000	$0.030
2006 Diluted EPS Excluding the HE Charge	$0.21	$0.21 - $0.23	$0.32 - $0.34	$1.18 - $1.22	$1.94 - $1.98
Impact of FAS 123R (Note 1)	$0.042	$0.050	$0.047	$0.045	$0.184
Impact of FSP FAS 13-1 (Note 2)	$0.003	$0.010	$0.010	$0.005	$0.028
Subtotal of Accounting Impacts	$0.045	$0.060	$0.057	$0.050	$0.212
2006 Diluted EPS Excluding the Impact of FAS 123R, FSP FAS 13-1 and the Hold Everything Charge (Note 4)	$0.26	$0.27 - $0.29	$0.38 - $0.40	$1.23 - $1.27	$2.15 - $2.19

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Actual	FY 2005 Actual
2005 Diluted EPS as Reported Per GAAP	$0.22	$0.26	$0.31	$1.02	$1.81
Impact of Hold Everything Charge (Note 3)	$0.00	$0.00	$0.00	$0.07	$0.07
2005 Diluted EPS As Reported Excluding the Impact of the Hold Everything Charge (Note 4)	$0.22	$0.26	$0.31	$1.09	$1.88

	Q1 2006 Actual	Q2 2006 Guidance*	Q3 2006 Guidance*	Q4 2006 Guidance*	FY 2006 Guidance*
2006 % Increase / <Decrease> in Diluted EPS
Per GAAP	<9.1%>	<15.4%> - <23.1%>	3.2% - 9.7%	15.7% - 19.6%	5.5% - 7.7%

2006 % Increase / <Decrease> in Diluted EPS Excluding the Impact of FAS 123R, FSP FAS 13-1 and the Hold Everything Charge	18.2%	3.8% - 11.5%	22.6% - 29.0%	12.8% - 16.5%	14.4% - 16.5%

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year.

Note 1:	FAS 123R - Accounting for Share Based Payments - In fiscal year 2006, we prospectively implemented FAS 123R, which we estimate will have a negative diluted earnings per share impact of $0.184. This compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.12. The year-over-year increase is due to long-term equity retention grants that were awarded to certain key executives in fiscal year 2005. See table above for quarterly estimates. These amounts are reflected in SG&A expenses.

Note 2:	FSP FAS 13-1 - Accounting for Rental Costs Incurred During a Construction Period - In fiscal year 2006, we also prospectively implemented FSP FAS 13-1, which we estimate will have a negative diluted earnings per share impact of $0.028. See table above for quarterly estimates. These amounts are reflected in cost of goods sold, negatively impacting gross margin.

Note 3:	Hold Everything Accounting Charge - On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we estimate that we will incur charges of $0.03 per diluted share, of which $0.02 per diluted share is expected to be included in cost of goods sold – negatively impacting gross margin – and $0.01 per diluted share in selling, general and administrative expenses. See table above for quarterly estimates.

Note 4:	SEC Regulation G - Non-GAAP Information - This table includes three non-GAAP financial measures. The first non-GAAP measure is the 2006 Diluted EPS Excluding the Hold Everything Charge. The second non-GAAP measure is the 2006 Diluted EPS Excluding the Impact of FAS 123R, FSP FAS 13-1, and the Hold Everything Charge. The third non-GAAP measure is the 2005 Diluted Earnings Per Share as Reported Excluding the Impact of the Hold Everything Charge. These non-GAAP financial measures have been provided to facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the diluted earnings per share calculation in accordance with GAAP.